Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Diplomat Pharmacy, Inc.

Flint, Michigan

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 3, 2015, relating to the consolidated financial statements of Diplomat Pharmacy, Inc. appearing in the Prospectus, constituting a part of its registration statement on Form S-1, as amended (“File No. 333-202750”).

We also hereby consent to the incorporation by reference in this Registration Statement of our report dated August 18, 2014, relating to the consolidated financial statements of MedPro Rx, Inc. appearing in File No. 333-202750.

We also consent to the reference to us under the caption “Experts” in File No. 333-202750.

/s/ BDO USA, LLP

Chicago, Illinois

March 25, 2015